Exhibit 99.1

Cray Media:
Erin McGhee
206/701-2107
pr@cray.com
Investors:
Victor Chynoweth
206/701-2094
ir@cray.com

CRAY INC. REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
SEATTLE, WA – August 2, 2007 – Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the second quarter ended June 30, 2007. Revenue for the quarter was $26.6 million compared to $38.5 million in the prior year period. Net loss for the quarter was ($6.4 million) or ($0.20) per share compared to a net loss of ($7.2 million) or ($0.32) per share in the second quarter of 2006.
Total gross margin for the second quarter of 2007 was 40.3 percent compared to 32.5 percent in the prior year period. Product margin for the second quarter was 40.3 percent compared to 26.6 percent in the second quarter of 2006. The high product margin was driven by product mix across a small number of transactions and the reduction of low margin development revenue. Service margin for the second quarter was also 40.3 percent compared to 43.0 percent in the second quarter of 2006, in line with the company’s target level.
Operating expenses were $17.8 million in the second quarter compared to $16.7 million in the prior year period, excluding restructuring and severance. The increase was driven by higher research and development expenses, partially offset by both lower sales and marketing and lower general and administrative expenses.
Included in second quarter 2007 results were non-cash items of $3.2 million for depreciation and amortization and $1.0 million related to stock compensation.
For the first half of 2007, Cray reported total revenue of $73.7 million compared to $87.0 million in the prior year period. Operating expenses were up modestly year-over-year to $35.2 million compared to $34.4 million in the first half of 2006, excluding restructuring and severance. Net loss improved by 42 percent from the prior year to ($7.2 million) or ($0.23) per share in the first half of 2007 compared to a net loss of ($12.5 million) or ($0.56) per share in the first half of 2006.
Cash and short-term investment balances as of June 30, 2007 were $124.5 million compared to $140.3 million reported as of December 31, 2006.
“Thus far in 2007 we have improved bottom-line results year-over-year and, with well over $100 million in new contract announcements, we have continued to leverage our strong product portfolio and supercomputing roadmap in the marketplace,” said Peter Ungaro, president and CEO of Cray. “We have also seen a number of product development challenges surface over the past few months and have worked aggressively to address them. We are presently on track to build initial BlackWidow and quad-core Cray XT4TM systems late in the fourth quarter of this year, for revenue in the first half of 2008. We anticipate availability of initial Cray XMTTM systems in the first half of 2008. Clearly, our key priorities for the remainder of 2007 are to execute on product development initiatives and to win new business around the world.”

Outlook
Quarterly and annual results for 2007 will be affected by many factors, including the level and timing of government funding, the timing of customer orders, shipments, acceptances and revenue recognition and the timing and success of planned product rollouts.
While there continues to be a wide range of potential outcomes for quarterly and annual results, Cray estimates 2007 revenue will likely be below $190 million, and consequently does not anticipate profitability for the year. The company anticipates mixed results for the third and fourth quarters, as two large revenue transactions are anticipated to make up a substantial majority of revenue for the second half of the year, either or both of which could be accepted in the third or fourth quarter. The company anticipates minimal, if any, revenue from BlackWidow and quad-core Cray XT4 systems in 2007. Cray expects an improved gross margin percent and higher operating expenses for the year compared to 2006. The company anticipates using cash in the third quarter with positive cash flow in the fourth quarter.
For 2008, while there is a wide range of potential outcomes, Cray expects improved revenue over 2007 and anticipates being profitable for the year.
Recent Highlights
•	In July, Cray announced that two Cray supercomputers, one installed at Oak Ridge National Laboratory and the other at Sandia National Laboratories, achieved top-three status on the industry-standard TOP500 benchmark. Each system achieved computational performance of over 100 teraflops (trillion floating point operations per second), a level of performance achieved by only one other computer in the world.
•	In July, Cray announced that Cray supercomputers played a key role in the design of Boeing’s highly successful 787 Dreamliner. Through the use of supercomputer-based modeling and simulation, Boeing engineers were able to build the 787 Dreamliner after physically testing only 11 wing designs, versus 77 wing designs for the earlier Boeing 767 aircraft.
•	In June, Cray announced a contract with the University of Bergen, in Norway, for a 50 teraflops Cray XT4 supercomputer to be delivered later this year at the Bergen Center for Computational Science. The supercomputer will be used for advanced research in fields including marine molecular biology, large scale simulation of ocean processes, climate research, computational chemistry, computational physics, computational biology, geosciences, and applied mathematics.
•	In April, Cray announced an order that will nearly triple the capability of the Swiss National Supercomputing Centre’s (CSCS) Cray XT3TM system from 8.5 teraflops to 22.8 teraflops. The upgrade was achieved in two phases: first, the existing Cray XT3 system was upgraded with dual-core AMD OpteronTM processors, followed by the installation of a fully compatible Cray XT4 supercomputer. The existing Cray XT3 system began operational weather forecasting in support of MeteoSwiss in February, 2007.

Conference Call Information
Cray will host a conference call today, Thursday, August 2, 2007 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss second quarter 2007 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-257-6566. International callers should dial 303-262-2191. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11094386. International callers can listen to the replay by dialing 303-590-3000, access code 11094386. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, August 2, 2007.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XMT, BlackWidow and Baker systems; the timing and level of government funding for supercomputer system purchases and research and development activities; the successful passing of customer acceptance tests; significant reliance on third-party development service suppliers and parts suppliers including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts from suppliers; the successful porting of application programs to Cray supercomputer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT4, Cray XMT and Cray XT3 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

REVENUE:
Product	$13,789	$24,647	$47,449	$58,916
Service	12,836	13,866	26,285	28,112

Total revenue	26,625	38,513	73,734	87,028

COST OF REVENUE:
Cost of product revenue	8,227	18,099	31,804	44,776
Cost of service revenue	7,660	7,901	15,658	15,594

Total cost of revenue	15,887	26,000	47,462	60,370

Gross margin	10,738	12,513	26,272	26,658

OPERATING EXPENSES:
Research and development, net	8,859	6,371	16,739	13,586
Sales and marketing	5,123	5,682	10,391	10,667
General and administrative	3,822	4,600	8,102	10,194
Restructuring and severance	—	549	10	1,287

Total operating expenses	17,804	17,202	35,242	35,734

Loss from operations	(7,066)	(4,689)	(8,970)	(9,076)

Other income (expense), net	76	(1,831)	471	(1,872)

Interest income (expense), net	966	(441)	1,999	(1,049)

Loss before income taxes	(6,024)	(6,961)	(6,500)	(11,997)

Income tax expense	(360)	(212)	(725)	(481)

Net loss	$(6,384)	$(7,173)	$(7,225)	$(12,478)

Diluted net loss per common share	$(0.20)	$(0.32)	$(0.23)	$(0.56)

Diluted weighted average shares outstanding	31,635	22,451	31,560	22,395

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$48,335	$115,328
Restricted cash	25,000	25,000
Short-term investments, available-for-sale	51,163	—
Accounts receivable, net	24,599	44,790
Inventory	61,950	58,798
Prepaid expenses and other current assets	4,635	2,156

Total current assets	215,682	246,072

Property and equipment, net	19,697	21,564
Service inventory, net	3,707	4,292
Goodwill	61,503	57,138
Deferred tax asset	770	722
Intangible assets, net	1,309	1,404
Other non-current assets	6,000	6,311

TOTAL ASSETS	$308,668	$337,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,686	$22,450
Accrued payroll and related expenses	11,944	17,411
Advance research and development payments	8,899	21,518
Other accrued liabilities	5,515	5,121
Deferred revenue	37,808	43,248

Total current liabilities	82,852	109,748

Long-term deferred revenue	1,589	2,475
Other non-current liabilities	3,526	3,906
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	167,967	196,129

Shareholders’ equity:
Common stock	511,372	507,356
Accumulated other comprehensive income	9,391	6,855
Accumulated deficit	(380,062)	(372,837)

TOTAL SHAREHOLDERS’ EQUITY	140,701	141,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$308,668	$337,503